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                         PROVIDENT BANK SHARES, #745106
                         JULY 20, 2000, 10:30 A.M., EDT
                            FINANCIAL RELATIONS BOARD
                            MODERATOR: JOHN MCNAMARA

Operator Good morning, ladies and gentlemen, and welcome to the Provident Bank Shares quarterly conference call. At this time all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the call, please press the star followed by the zero on your touchtone phone. As a reminder, ladies and gentlemen, this conference is being recorded.

                    I would now like to introduce Mr. John McNamara with the Financial Relations Board. Please go ahead, sir.

J. McNamara         Good  morning, everyone, and thank you all for participating on Provident's  second quarter  conference  call. By now you should  all have  received a copy of the press  release.  If
                    anyone   still   needs  one,   please   call  my  office  at
                    212/661-8030 and we'll fax you a copy immediately following the call.

                    With us on the line from management is Peter Martin, Chairman and Chief Executive Officer. Peter will also introduce the other members of Provident's management team.

                    Before we begin, however, we would like to remind you all to take note of the cautionary language regarding forward looking statements contained in the press release. That same language applies to comments made on this morning's conference call.
                    We'll begin the call with a brief update on the quarter and then we will open up the lines for questions. And now I'll turn the call over to Peter Martin. Go ahead, Peter.

P. Martin           Thanks,  John.  Welcome  all  of you. We're happy to discuss our  quarterly  earnings with you. You all have the earnings release which has earnings of $9,245,000 versus  $10,990,000 in 1999 and the big story of course is the $13 million provision.

                    At our conference call at the end of last quarter we talked about our healthcare, two healthcare credits and you were correctly very curious about our progress on those credits.

                    We determined that we had to address those credits in the second quarter.

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                    Our first  effort in May was to sell a  Genesis  credit  for
                    64.5 cents on the dollar. Genesis had entered into a forbearance agreement and we could see a bankruptcy looming. We had the opportunity to reinvest the $9.5 million that we got for that credit. We also took a substantial gain on some swaps that we sold and we were able to reinvest that. The net result on the Genesis transaction was that it will cost us on earnings per share a cent in 2000 and 2 cents for the next three years because the reinvestment of funds. Of course we reissued debt at a higher interest rate which is why we have the 2-cent difference on an annual basis.

                    That left us with HIS. There was a heavy focus on IHS and there's potential for regulatory action on IHS, but we also came to the conclusion that we should deal with that in the second quarter. So we took $3 million out of potential earnings and put that into loan loss reserve which grosses up $5 million an additional $5 million, bringing us to the $13 million. And of course that was already a non-accrual, which cost us 4 to 5 cents per year on earnings per share.

                    There's still no bankruptcy plan for IHS so we're still not clear on exactly what results are going to be, so we have reserved heavily against that credit.

                    At the end of the second quarter you folks collective lowered our consensus earnings by 5 cents in anticipation of these credits, so we're pretty much in the same ballpark. We have other initiatives that we're involved in. We wanted to remove the healthcare cloud so that we could emphasize the good things that are going on at Provident, those initiatives make us comfortable with the present range of annual estimates.

                    Dick Oppitz is going to talk to you about the loan portfolios and some positive personnel additions on the commercial side. Dick is a member of the Office of the Chairman and heads up our commercial lending function.

                    Gary Geisel is also in the Office of the Chairman, as you may remember, and heads up our branch system and operations and human resources. He's going to talk about divesting our Fast and Friendly check cashing operation as well as our branch expansion and fee income, which is an interesting story that we don't think we've emphasized enough.

                    Jack Novak, who's also Office of the Chairman and heads up our mortgage and consumer lending, will talk about mortgage and our progress in that business to date. Jack will also discuss our decision to exit the indirect auto business. We came to that conclusion in our second

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                    quarter as we reallocate our capital to assets  bringing the better return.

                    Dennis Starliper, our CFO, will talk about stock buyback and downsizing. We also have Ellen Grossman and Lillian Kilroy with us today. Ellen manages our Investor Relations, and Lillian heads up our marketing area. We will be glad to answer your questions after these updates.

                    Dick.

D. Oppitz           Good  morning.  This  is  Dick  Oppitz.  I  know that credit quality has been a buzz word in all of the earnings releases for the first two quarters of 2000. I thought I'd spend a little bit of time on that today.

                    Much of the focus in discussions of credit quality have centered around healthcare and syndicated loan portfolios and I'll give you a little bit of a look at those here at Provident.

                    Those of you who follow us are aware that we've closely monitored two major relationships within the healthcare portfolio since mid-1999. Peter mentioned that we exited the relationship with Genesis healthcare by selling the credit, incurring a loss of $5.1 million, and that we have set up what we believe to be a conservative reserve against our exposure to Integrated Health Services.

                    At 6/30 of this year our total healthcare portfolio, including the Integrated Health exposure, stands at about $75 million. The balance of that portfolio is diversified over other healthcare related industries such as assisted living, continuous care, retirement centers, hospice facilities, doctors' groups, healthcare staffing, so we've got a pretty good diversification in the balance of that. All the remainder of that portfolio is performing and as we view the portfolio today we expect that to continue in the future.

                    Our shared national credits portfolio totals about $73 million, and also has diversification. Some of the industries include sports facilities, communications, manufacturing, and aerospace, among others. That portfolio also is performing. There are no delinquencies in the portfolio and more importantly that portfolio is going to contract over the balance of the year. Strategically we don't see the yield that we require in transactions remaining in that portfolio. There is at least a transaction or two we will probably sell out of. There are also two other large credits in that portfolio that are in the process of refinancing where the new debt will be at a lower rate off our screen in terms of a desired yield, so we will not remain in these credits. That portfolio will contract further as we go through the balance of 2000.


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                    In  regard   portfolio   quality  in  general,   we're  very
                    comfortable with the quality of our portfolio. Our problems have been confined to a couple of specific relationships within the skilled nursing care side of healthcare and that's really an industry issue.

                    We're confident that we have the people, the systems and the monitoring processes here in place to insure early identification and I think we've demonstrated our commitment to addressing credit problems as they arise.

                    I talked about our intent to de-emphasize syndicated lending. We made an important management change in the second quarter. We hired Hugh Newton, an experienced commercial banker, to lead our commercial banking division in the Baltimore marketplace. Hugh has over 20 years of experience principally with Bank of America and with Chevy Chase in this market. I think his presence will help us refocus on doing business in our marketplace with local and regional companies, and as I said previously, we're going to be moving away from the small exposure we had in syndicated national credits.

                    Our real estate group has been very strong this year. We're taking advantage of strong markets, both here in Baltimore and in suburban Washington. Look for the growth in real estate lending, which we've seen in the first half of the year, to continue through the balance of the year.

G. Geisel           Good  morning.   This  is  Gary  Geisel.   I'm  in charge of
                    community banking and Pete asked me to talk about three things very briefly - network expansion, Fast and Friendly and key income.

                    Let me start with network expansion, maybe touch upon Harbor Federal. As many of you know, we should finalize the Harbor Federal transaction in the third quarter and we would expect to integrate Harbor into Provident's systems in the fourth quarter. That would also include branch consolidations in the fourth quarter, specifically nine locations that Harbor currently has. We will end up with five locations that we think strategically fit very nicely into our network.

                    In addition to Harbor, we opened five other locations during the quarter; four of them are in-store, one of them a traditional location. That brings our total network to 91. More importantly 31 of those locations now are part of suburban Washington as you see us sort of brings a focus to our expansion into suburban Washington. And 51 of the 91 locations are in-store and we've talked before of the success we've had over the years with

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                    in-store and the  profitability  we've been able to reach in
                    18 months.

                    Our checking volumes for the quarter have been excellent. We've grown retail checking accounts 14% over the prior quarter and 23% of this growth has come from branches that are less than 12 months old. In the same timeframe, business checking is up 23% from quarter-to-quarter so our origination of accounts has been very solid.

                    On the Fast and Friendly front, as you may know, we entered the check cashing business in 1993. We have eight check cashing locations in downtown Baltimore and we have made the decision to exit that business, as we were not able to obtain adequate return. We have an agreement to sell in place right now with Dollar Financial. Dollar is actually the second largest check cashing company in the world and we would expect to close that transaction in the third quarter.

                    There's no cost of exiting the business and from the standpoint of earnings, there will be a modest improvement in 2000 and a similarly modest improvement ongoing. The key to our decision really was to deploy our resources more efficiently and to improve our overall results.

                    The last subject I wanted to touch upon was fee income. As I speak about fee income, I'd like to do that excluding our mortgage banking activity as well as excluding security gain. If you look at fee income we've grown from quarter-to-quarter 22%. We're now at $15.6 million and of that $15.6 million, $10.5 of it is really categorized as deposit service fees. And when you look at that number you're talking about ATM, you're talking about our checking fees, retail and commercial, cash management. Our core banking business, if you will is represented in this deposit service charge and that grew actually 26% from quarter-to-quarter. Our total retail accounts, retail checking accounts stand at 244,000 accounts these days and we were able to grow from year-to-year, quarter-to-quarter core deposits 4.4%, so we're pleased with our fee income and we're especially pleased that it's coming from our core banking business.

J. Novak Good morning. This is Jack Novak. I run the consumer lending operation at the bank, which also includes the mortgage corporation. I'd like to talk today about two issues:
                    Progress we've made in the mortgage banking subsidiary and our decision to exit the indirect lending operation.

                    First let me talk about the mortgage operation. From June to June we've probably experienced a 50% reduction in volume as most mortgage lenders have during this period of time. We feel, though, that during that period of time we've also implemented cost reductions that will bode well

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                    for us in the future and they have already.  We've  actually reduced expenses during that same period of time by 45%. This has brought us ... we've also, by the way, changed the mix of business that we are doing right now towards a much more profitable retail bank as opposed to the wholesale operation. We've changed that mix to the tune that we are now doing approximately 50% of our business in the retail line of business and 50% in the wholesale and that's quite a swing during that year's period of time.

                    I'm also happy to report with the changes that we have implemented, the month of June saw us become profitable and we think that the changes that we have made will carry us through for the rest of the year also in that particular mode.

                    Secondly, I will talk about our exiting the indirect lending business. We have analyzed this business for many years and we have implemented changes that certainly have made us more profitable. In looking at the changes and the increased profitability, we felt that as clean as the portfolio is and as inexpensively as we operate it and as efficiently as we operate it, the industry itself does not afford us the opportunity to make the returns that we want to make in our core businesses. We also looked at the cost of exiting this business and there is very little cost of exiting this business, so we implemented changes in the second quarter that will see us exit this business over a brief period of time. This will be very beneficial for the bank in the long term.

D. Starliper        Good  morning, everyone. This is Dennis Starliper. There are a couple of things I wanted to talk to you about. First to start here with the share repurchase program. During the quarter the authorization level on our program was increased by about 2.3 million shares and over the past quarter we have repurchased a little over 800,000 shares. Total shares of the corporation are about 27 million outstanding.

                    We're out of the repurchase activity right now, the window's closed for that until we settle on the Harbor Federal transaction which should be the end of August. We will continue to repurchase shares after the window opens in connection with the integration of Harbor Federal and also in connection with the downsizing of product lines that we have made an election to exit.

                    Secondly, in the second quarter we began reviewing the result of measuring returns on invested capital for our various product lines. This process has assisted us in gaining insight into the strategic position of

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                    those  business  lines in terms of optimizing our returns on invested capital and more importantly prioritizing future capital allocations. Doing this has confirmed that there are certain product lines that we would be unable to reach our desired returns and accordingly we discontinued two of them.
                    The  first  that  Gary  had  mentioned  earlier,   Fast  and
                    Friendly, this was eight check cashing locations. There was no gain or loss or one-time charges associated with that exit. The EPS benefit in 2000 is negligible and will be about a penny in 2001.

                    The second was Provident Automotive. This is a $230 million portfolio currently on our books. There again will be no gain or loss or long time charges to exit that business and the EPS benefit in 2000 is negligible; however, we expect four to five cents accretive in 2001.

                    We're going to continue to develop the measurement process on profitability for lines of business and we will use it to assist us in setting strategic direction. But as most of you know, capital allocation methodologies are complex and require careful assessment of risks and allocation of risks, but we do believe that in the long run this will better align our performance with shareholder interest.

                    Pete, I'll turn it back to you.

P. Martin           Alright, we're ready for questions.

Operator Thank you. Ladies and gentlemen, at this time, if you have a question, you will need to press the one on your touch-tone phone and you will hear a tone acknowledging your request. Your questions will be taken in the order that they are received. If your question has already been answered, you may remove yourself from queue by pressing the pound key. Also, if you are on a speakerphone, please pick up your handset before pressing the buttons. One moment please for the first question.

                    Holly Clark with Scott & Stringfellow, please go ahead with your question.

H. Clark Yes, good morning. I had a question first with the Genesis credit. Can you clarify the time, some of the timeline related to that credit - when it became past due and when that credit was actually sold?

D. Oppitz           Dick  Oppitz,  Holly.  Good morning.  We met with management of Genesis the last week of the first quarter. They indicated at that point in time that they would be looking to restructure, but the senior debt holders would come out at 100% and it was based on that that we left it on not

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                    performing  at the end of the  first  quarter.  Early in the second quarter they came back with a different story. They asked for forbearance. The banks went along with that. It became more apparent as the quarter went along that they were headed down a road to bankruptcy, at least in our opinion, and that was borne out. We thought the best way to maximize our position was to exit the credit via sale in the secondary market. We affected that late in June. I think the transaction actually settled on the 30th of the month.

P. Martin           We executed the  transaction  May 19th. It settled  June 29.

H. Clark            Okay  and I had another question that related to Integrated.
                    What was the specific reasoning with that credit for the writedown?

P. Martin           We have  not written it down. We have reserved, specifically reserved quite heavily against the credit because it's still an unknown situation to us, so we have a very conservative reserve. We have not written it down.

H. Clark            Okay and how much is the reserve?

D. Oppitz           Probably be in excess of 60%.

H. Clark And where was that ... how does that compare to at the end of the first quarter?

D. Oppitz           It  went  from  35%  reserve  to  60%,  so  as Pete said, we increased it significantly.

H. Clark Okay and then with the other piece that you have, I believe it said $6 million, have you done anything different with that?

D. Oppitz           Increased that reserve also.

H. Clark            And  by  how  much?

D. Oppitz           That's up from about 25 to  probably  be in excess of 40%.

P.  Martin          That is cash flowing still though, I might add.

H. Clark            I'm sorry,  what was that?

P. Martin           The last credit you  mentioned is still cash flowing.

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H. Clark            Okay and  then  on  a separate subject, Dennis mentioned the buyback activity. Can you just clarify how much of the proceeds from your preferred issue are of ... how much is still tagged for additional buyback activity?

D. Starliper        Of  the 30 million that we issued back in the first quarter,
                    Holly?

H. Clark Yes. I remember at that time you all had designated about half of that for buyback activity and I was wondering if you've gone through all of that.

D. Starliper        Yes, that's complete.

H. Clark            Okay, thank you and then ...

D. Starliper        But the buyback is not complete.

P. Martin           No, we intend to do more.

H. Clark Okay, that helps. Thank you and then one other question. Do you all have any plans to reposition your securities portfolio?

P. Martin           No, not at this time.

H. Clark And my last question and then I'll get off for other people to ask questions, and this is more of a housekeeping item. I noticed that on the non-interest, with the non-interest income that other income was up about $600,000 on a linked quarter basis. Was there anything specifically in there that contributed to that gain? This is other non-interest income. It went from about 3.1 to 3.7.

P. Martin           We hear the question, Holly.

L. Kilroy           We're looking for the answer.

D. Starliper        There're  several loan fee categories in here. I'll call you back with an analysis of it, Holly.

H. Clark            Okay that's fine. Thank you.

Operator Adam Barkstrom with Legg Mason, please go ahead with your question.

A. Barkstrom        Thank you. Good morning.

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P. Martin           Hi, Adam.

A. Barkstrom        How're  you doing?  I hope I don't have as many questions as
                    Holly just did. Just kidding. Let's see, the securities gain, can you give us a little more detail? You mentioned the swaps were sold. Specifically I was curious what the notional amount of the swaps that were sold to recognize that gain?

D. Starliper        $270 million, Adam.

A. Barkstrom        And  Peter  had  mentioned  or  at  least  I  think  he did, potential. What are the future ramifications of that swap sale, the future EPS effect?

P. Martin           The  sale  itself  cost  us 6 cents per share, however we're looking  at it as an  entire  transaction  and  the  Genesis
                    reinvest   of   $9.5   million   which   would   have   been
                    non-performer, plus the gain brings back 4 cents a share, so the net is 2 cents a share for the next three years, one cent this year. Is that clear.

A. Barkstrom        Yeah,  kind of ... yes. How is that going to affect your net interest margin going forward?

P. Martin           It's  just  a  trade  of line items, approximately two basis points.

A. Barkstrom        Okay,  second question - net interest margin. There was some compression during the quarter. Wonder if you could share with us what the main drivers behind the net interest margin compression were?

D. Starliper        Three  of  them  really, Adam, I think we were talking about before - reduced yields on our loans coming from (1) a reversal of accrued interest in the healthcare category, (2) the reduction of income in our acquired loan portfolio coming from the correction of the amortization of discount, rather premium in the first quarter where yields were unusually high. I was explaining in the first quarter teleconference how that was going to impact us going forward that the 3.23 was not sustainable for that reason.

                    Another major component was the second half of the trust-preferred issuance we leveraged and that put about $230 million of assets on a spread of roughly 160 basis points or so. That had an impact as well on the margins by adding about a million dollar favorable impact to net interest income. But it did impact the margin.

                    And  those  were  the  principal   reasons  why  the  margin
                    declined;  however,  going the other way, we had significant
                    margin   improvement  with  about

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                    $81 million in average  deposits,  core  deposits put on our books improved our margin a bit. So when you take those three things into consideration, those are the three things that are responsible for about a 19 basis point decline.

A. Barkstrom        Gotcha.  The  leverage  that  was  implemented, how much was that? You said $150 million?

D.  Starliper       No, about $230 million.

A. Barkstrom        And that was during the second quarter?

D. Starliper        That's  right  and that's into investments and into acquired loans.

A. Barkstrom        Right,  right.  Just briefly if you could, explain again the middle, the second factor that you mentioned the premiums and amortization or changes.

D. Starliper        The  amortization  of  the  premium  on  the  acquired  loan portfolio  rises and falls with  interest  rates and the FAS
                    91, the financial accounting standard that requires us to maintain a level yield on that portfolio. If you recall back at the end of '99 or rather the beginning of '99, our margin was depressed by having to accelerate that premium given the fall in interest rate. Then the rise in interest rate throughout '99 extended over the lives of that portfolio where we essentially recovered in the fourth quarter of '99 and the first quarter of 2000 that which we had previously written down a year earlier. So it has the effect of moving our margin out about 8 basis points or so and that is not a continuing benefit.

P. Martin           It's  basically  on prepayments on those loans, Adam, on the acquired  portfolio  because we pay a premium for the loans.
                    But on the other side, we do have that hedged. If rates were to go down and they were to accelerate again, it would depress the margin but we'd have some gains on securities that we put on specifically to hedge that portfolio that would offset that loss.

A. Barkstrom        Gotcha. How will the Harbor transaction affect margins going forward? What does their margin picture look like?

D. Starliper        Almost  on  top  of  ours, Adam. It is a purchase accounting transaction, so we will mark their balances to market and therefore the margins will improve to market for the whole balance sheet. It's roughly $220 million worth of assets on top of $5.2 billion, it's not going to show.

A. Barkstrom        Not a meaningful effect?

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D. Starliper        No.

A. Barkstrom        Well, I think that does it for me. Thank you.

D. Oppitz           Thank you.

Operator David West with Davenport and Company, please go ahead with your question.

D. West             Good morning.

Management          Hi, David.

D. West Wondering if you could talk about your activity in the broker deposit market in the second quarter.

D. Starliper        Activity  with  the  broker  deposit  market, David, follows directly with activity in acquired loans. To the extent that we put  acquired  loans on, we put broker  deposits  on. Now what we have done recently though is we have found favorable rates with the home loan, using home loan borrowings instead of broker  deposits.  Adam,  back  last year we  securitized about ...  oh, I'm sorry,  it's  David.  I'm so used to Adam
                    asking   questions,   everybody's   Adam  here.   David,  we
                    securitized $370 million in acquired loans last year and having that as new collateral available to the home loan for secured borrowings made that cheaper than doing broker deposits. So in the last quarter or so, most of our financing for acquired loan purchases have gone that way.
                    Last quarter we were approximately $1.5 billion in broker deposits; we're about $1.4 billion, $1.3 billion now.

D. West Great. Just got a couple of unrelated questions here and then, Dennis, while you've got the microphone, you talked about the process that you're going through looking at various product lines developing hurdle rates. Could you tell us a little bit more about that process? Are you using one hurdle rate for the corporation or are you developing separate hurdle rates for different lines of business? How are you going about that?

D. Starliper        David, it's somewhat rudimentary right now. We're just using simplified allocation of capital now based upon our leverage and risk based ratios. And using that alone was sufficient for us to determine how we should rank the priorities of allocating capital going forward.

                    However, in the longer term, that is a much more detailed process that involves, as you're probably aware, complex methods of measuring risks

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


                    for each of those lines and therefore gaining determinations of how much capital to allocate to those.

                    That is a process that we are beginning now. It's a process where we have proposals for seeking help, not help, but advice and guidance along the way. It's something that's going to be a strategic effort for us. I'm unable to describe exactly how that will come out except that your traditional methods of, call it what you want, you know, shareholder value added or whatever the current buzzword is for that technology, we think it's a good one and we think it better aligns measuring performance of our units against how shareholders want us to perform.

                    If you take your typical look at those kinds of systems, that's where we're attempting to go, David. And it will be something that will be a little ways down the road yet.

D. West You mentioned, obviously some of the things you're doing will result in some downsizing of the balance sheet, exiting into [inaudible] for example. Can you give us a rough estimate of what level of assets you may downside to and kind of what impact they'll have on your projected capital ratios?

D. Starliper        The  only  thing  now  that is available, David, is the $230 million indirect auto portfolio. We don't plan on selling it, it will just amortize and we will repurchase shares in connection with that downsizing and other initiatives that we are currently working on, we'll follow basically the same pattern.

                    Now if returns on asset alternatives are satisfactory, we would not, but to the extent that they aren't, we would continue to repurchase shares associated with discontinued operations.

D. West Do you have a targeted leverage ratio that you're really focusing on?

D. Starliper        Not other  than  where  we are now in the roughly 7 to 7.10, tier II, 10-1/4.

P. Martin           As  Dennis  is indicating, David, this is a work in process, but you also have to tie it with the stock buyback. Our leverage ratios will stay pretty much what they are, but our capital would decline as we continue to buy back stock. I don't think you'd affect the ratios, you'd affect the shares outstanding.

D. West And then my last question, kind of getting to the reserve for loan loss and following on some earlier questions about Integrated Health. You've talked about your specific reserves there. Could you tell us what

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

                    additional specific reserves you have against any of your other healthcare credits and then kind of an adjunct to that question, what kind of the level of your unspecific loan loss reserve is right now, that you're allocated on, rather.

D. Oppitz           David,  it's  Dick  Oppitz.  There  are  no  other  specific reserves against healthcare credits. As a matter of fact, there are none against any commercial real estate credits as we sit here today.

D. West             And a rough idea what the unallocated portion of reserve is?

D.Oppitz            $15 million.

D. West             Thank you very much.

Management          Thank you.

Operator Derek Statkevicus with KBW, please go ahead with your question.

D. Statkevicus      Close enough. Hi, guys.

Management          Good morning.

D. Statkevicus      One quick question here. How many new branches do you expect to open through the rest of this year and what's the breakout between supermarket and regular style branches? And then as a follow up to that, how will those additions if any, affect the run rate on non-interest expenses?

G. Geisel           Derek,  it's  Gary  Geisel. We have about ten more locations
                    that  we  should  do  between  now  and   year-end  and  the
                    preponderance  of them would be  in-store.  A couple of them
                    ... Excuse me, let's do it a different way. We have 12 new locations specifically between now and year-end. Five of those would be Harbor Federal, that leaves us with seven and out of the seven we would expect two of them to be traditional and five of them in-store.

                    Does that answer the expansion question?

D. Statkevicus      Yes, just one more quick question,  though, again especially with salaries, occupancy, furniture, equipment, what type of run rate should we be looking for given the additions of the branches there? Should we expect an increase X percent from the second quarter to the end of the year?

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


                    What kind of target should we see?

G. Geisel           That gets a little complicated.

D. Starliper        That gets very complicated.

G. Geisel           Because  we've  got decreases in indirect auto and we've had decreases  in mortgage,  but I think that's a good  question but ....

D. Starliper        I'm  sorry.  I  was  just  going  to  say  the  reason  it's complicated, Derek, if you'd remember we grew from 1998 year end to 1999 year end 15  locations,  so in a lot of ways the run  rate as you  describe  it and  the  expense  growth  is
                    already   built  into  what  you're   already   seeing  from
                    year-to-year and we're simply moving that forward and taking other actions as we already alluded to today to decrease some of our non-interest expense.

P. Martin           I  think  we'd like to give you a more specific  answer than we probably are prepared to give you right now, so we'll get back to you on that, Derek.

D. Statkevicus      Okay, that's fine. Thank you.

D. Starliper        I think you saw a sizeable jump from the first to the second quarter. I would not anticipate you're going to see that kind of jump going forward in the quarters ahead.

D. Statkevicus      Okay, great. Okay thanks.

Management          Thank you.

Operator Collyn Gilbert with Ferris Baker Watts, please go ahead with your question.

C. Gilbert          Good morning, guys.

Management          Hi, Collyn.

C.  Gilbert         I've got a couple  of  questions.  First,  surrounding  your loan portfolio, if you could give me an indication or give us an indication of the gross that you saw in the consumer portfolio, how much of that was acquired through the acquired loan portfolio?

J. Novak            Well I would  suggest  that  for the ... are you talking ...
                    Collyn, this is Jack Novak.

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C. Gilbert          Hey, Jack.

J. Novak            Are you talking quarter-over-quarter?

C. Gilbert          June 30 '99 to June 30, 2000.

J. Novak Let me take a look here. It was, for total consumer, including the acquired, it was 5.43% and acquired represented 7.93 of that, so we had some runoff in some of the other portfolios. If you'd like I'll go down and tell you what they were, including indirect auto.

C. Gilbert          Yeah,  I guess I actually would be most interested with what the runoff was in the indirect auto.

J. Novak The indirect auto from quarter one to quarter two was $2.8 million. So we actually had growth in all of the other, as we linked them, the other two categories.

C. Gilbert          Okay,  so  essentially what you're saying is the increase in
                    acquired   loans  was  pretty  minimal  given  your  overall
                    increase in the consumer portfolio.

J. Novak Collyn, it was really not minimal, we had ... if you want to get into particulars here, we had roughly $118 million increase in acquired and we had total of $124 increase for the whole portfolio.

C. Gilbert          Okay, with the 2.8 runoff there in the indirect?

J. Novak            Exactly.

C.  Gilbert         Alright,  that's clear. Also another question on the lending side and without you having to go into too much detail, curious about the decline and it could be attributed, some of it to the Genesis credit as well as the IHS, but why commercial loans dropped roughly $62 million from June 30, '99 to June 30, 2000?

D. Oppitz           Collyn,  it's  Dick Oppitz. Genesis was obviously a piece of
                    it. We've also ... I mentioned the de-emphasis in syndicated lending. We've had three payoffs in this year and they would have been credits, $10 million plus. That's been a strategic focus on our part.

C. Gilbert          So most of that's coming from Genesis in this syndicated?

D. Oppitz           Yes.


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C.  Gilbert         Okay and one last question  related to loans and then I have just one more question about the outlook for 2001. The mortgage business, you guys had said obviously you saw dramatic reduction over what we were seeing last year. Kind of from what I found it seems as if some of your peers though are starting to see a pick up in that business. I think whether it's lagged because of stabilization in the rates or just the strength of the D.C./Baltimore market, are you guys looking more optimistic about the rest of the year in terms of your mortgage business or are you thinking it's going to continue to deteriorate?

J.  Novak           Collyn,  it's  Jack  Novak  again.   We have been optimistic
                    about the mortgage business actually from a beginning of the second quarter and forward and we too, like our peers, have seen an uptick in activity and we do feel good about the rest of the year also.

C.  Gilbert         Okay  and  then  my  final  question  relates to what we can expect in 2001 and I apologize. I don't know what the consensus estimate is out there. Chances are I know I'm on the high end, but just from what you've said in terms of things - a couple cents here and there, are you comfortable with where the consensus estimate is or can you give us an indication of what's going to be driving earnings in 2001?

P. Martin           We're comfortable with the consensus estimate for 2000, as a matter of fact, it's built on that and talk about some of the strategies we've discussed this morning that we're comfortable with that.

C. Gilbert          With 2000?

P. Martin           Yes, 2000 and therefore 2001, as a range of estimates.

C. Gilbert          I  can  look  it up, but just curious, do you have the range there, what the 2001 or what consensus is for 2001?

D. Starliper        180's the mean. Probably a nickel either way.

C.  Gilbert         So  this  couple  cents  here  and there that you're talking about really is not going to ... you're not causing or suggesting that we raise or lower our estimates then for 2001?

P. Martin           No.

C. Gilbert          Okay, that's it. Thank you very much.

Management          Thanks, Collyn.

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Operator            Ladies and gentleman, if there are any additional questions, please press the one at this time. Remember to pick up your handset before doing so. One moment please.

                    There are no further questions at this time. Please continue with any closing comments.

P.  Martin          We  appreciate  your  participating  in  our  teleconference and we appreciate the questions which were excellent. I think we have summarized that we're optimistic about 2000 and 2001 and having removed the cloud of healthcare, we can concentrate on again the good things that are happening.
                    We've already indicated that we're comfortable with the range of estimates for the year 2000 and we're moving ahead with the integration of Harbor Federal and we're very pleased with the trends in our non-interest income as well as prospects for loan growth and continued deposit growth.
                    We look forward to talking to you all during the quarter, obviously with any questions that you have, you're always welcome to call any of us and we look forward to joining you at the end of the third quarter.

Operator            Ladies and gentlemen,  that does conclude our conference for
                    today.   You  may  all   disconnect   and   thank   you  for
                    participating.

E. Grossman         Thank you.



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